Exhibit 99.1

Execution Version

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of September 30, 2025, is entered into by and among Whitebox Multi-Strategy Partners, LP, Whitebox Relative Value Partners, LP, Pandora Select Partners, LP and Whitebox GT Fund, LP (collectively, “Sellers”) and D&D Source of Life Holding Ltd. (“Purchaser”).

WHEREAS, each Seller beneficially owns the number of shares of common stock, par value $0.0001 per share (“Common Stock”), of Reed’s, Inc., a Delaware corporation (the “Company”), set forth on Exhibit A to this Agreement (such shares of Common Stock set forth on Exhibit A, the “Shares”); and

WHEREAS, each Seller desires to sell to Purchaser, and Purchaser desires to purchase from each Seller, all of each Seller’s right, title, interest and obligations in and under the Shares on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

SECTION 1.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), each Seller, severally and not jointly, shall sell to Purchaser, and Purchaser shall purchase from each Seller, all of such Seller’s right, title, interest and obligations in and under each of the Shares for a purchase price payable in cash by Purchaser to such Seller of $1.00 per Share (the aggregate purchase price for all Shares, the “Purchase Price”). Each such purchase and sale pursuant to this Agreement is without recourse to any Seller and, except as expressly provided in this Agreement, without representation or warranty by any Seller.

SECTION 1.2 Closing: Closing Deliverables.

(a) The closing of the purchase and sale of the Shares pursuant to Section 1.1 (the “Closing” and the date of the Closing, the “Closing Date”) shall take place remotely via the exchange of documents and signatures concurrently with the effectiveness of Amendment No. 1 to the Company’s Senior Secured Loan and Security Agreement entered into on the date of this Agreement, subject to the delivery of the deliverables set forth in Section l .2(b).

(b) On the Closing Date:

(i) Purchaser shall pay to each Seller that portion of the Purchase Price owing to such Seller for each Share sold by such Seller by wire transfer of immediately available funds to the account specified in writing for such Seller; and

(ii) Each Seller shall deliver to the Company and Transfer Online, Inc., as transfer agent for the Common Stock (the “Transfer Agent”), such certifications, opinions of counsel and other docun1entation as the Company or the Transfer Agent may reasonably require in connection with the transfer of the Shares as contemplated by this Agreement.

SECTION 1.3 Further Assurances. Each Seller and Purchaser shall promptly execute and deliver such additional documentation and take such additional actions from time to time after the date hereof as any other party may reasonably request to confirm of effectuate the intent of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.1 Representations and Warranties of Sellers. Each Seller, severally and not jointly, represents and warrants to Purchaser as follows:

(a) Such Seller is an entity duly formed, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its formation. Such Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All consents, approvals, authorizations, and orders necessary for the execution and delivery by such Seller of this Agreement, and for the sale and delivery of the Shares being sold by such Seller, have been obtained. This Agreement constitutes a valid and biding obligation of such Seller, enforceable against such Seller in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the “Enforceability Exceptions”).

(b) The execution and delivery by such Seller of this Agreement, and the consummation by such Seller of the transactions contemplated hereby, will not (i) violate or conflict with such Seller’s organizational documents or any law or governmental order applicable to such Seller or by which any of its properties or assets may be bound, (ii) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental authority, or (iii) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation, payment, or acceleration or any right under) or result in the creation of any lien upon any of the properties or assets of such Seller under, any contract, permit, or other obligation to which such Seller is a party, or by which such Seller or any of its properties or assets are bound, other than in the case of clauses (ii) and (iii) as would not be expected to materially impair such Seller’s ability to perform its obligations under this Agreement.

(c) Such Seller has good and valid title to, and record and beneficial ownership of, the Shares being sold by such Seller. Such Seller owns such Shares free and clear of any and all liens, security interests, pledges, claims, options, rights of first refusal or other encumbrances of any kind and nature whatsoever, other than restrictions on transfer imposed by applicable securities laws or as will be released prior to any transfer to Purchaser.

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(d) Except for the representations and warranties in this Agreement, Sellers acknowledge and agree that Purchaser does not make, nor any person on behalf of Purchaser makes any other express or implied representation or warranty with respect to any information provided or made available to Sellers in connection with this Agreement, and Purchaser (and any person acting on behalf of Purchaser) shall not have any liability to Sellers resulting from Sellers’ reliance on any such information. Each Seller specifically disclaims that it is relying on or has relied on any representations or warranties, other than those representations and warranties contained in this Agreement, that may have been made by any person, and acknowledges and agrees Purchaser has specifically disclaimed and does hereby specifically disclaim any such other representations and warranties.

SECTION 2.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to each Seller as follows:

(a) Purchaser is an entity duly formed, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its formation. Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All consents, approvals, authorizations, and orders necessary for the execution and delivery by Purchaser of this Agreement, and for the purchase of the Shares by Purchaser, have been obtained. This Agreement constitutes a valid and biding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution and delivery by Purchaser of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby, will not (i) violate or conflict with Purchaser’s organizational documents or any law or governmental order applicable to Purchaser or by which any of its properties or assets may be bound, (ii) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental authority, or (iii) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation, payment, or acceleration or any right under) or result in the creation of any lien upon any of the properties or assets of Purchaser under, any contract, permit, or other obligation to which Purchaser is a party, or by which Purchaser or any of its properties or assets are bound, other than in the case of clauses (ii) and (iii) as would not be expected to materially impair Purchaser’s ability to perform its obligations under this Agreement.

(c) Purchaser has substantial experience in evaluating and investing in securities similar to the Shares so that Purchaser is capable of evaluating the merits and risks of an investment in the Shares and has the capacity to protect its interests. Purchaser is acquiring the Shares for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof in violations of the Securities Act of 1933, as amended (the “Securities Act”). Purchaser understands that the purchase and sale of the Shares pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state or other jurisdiction, and that the Shares may be sold or transferred only if registered pursuant to the Securities Act and any other applicable securities laws or if an exemption from registration is available, and that the Company is not required to register the offer and sale of the Shares under the Securities Act or any other applicable securities laws.

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(d) Purchaser is either (i) an “accredited investor” as defined in Rule 501(a)(l), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(e) Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f) Neither Purchaser, any of its affiliates, nor any of their respective directors, officers, employees, stockholders, members, partners, investors, or agents are, or have ever been: (i) persons with names listed on any list of denied or restricted parties under the U.S. Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, the U.S. State Department’s Debarred Parties List or list of parties subject to nonproliferation sanctions, the U.S. Commerce Department’s Entity List, Denied Parties List, or Unverified List, the EU Consolidated Financial Sanctions List, the UK Sanctions List, or the United Nations Security Council Consolidated List; (ii) persons owned or controlled by the government of a Cuba, Iran, North Korea, Syria, the Crimea Region of Ukraine, and the Covered Regions of Ukraine (as defined by Executive Order 14065) (“Sanctioned Jurisdictions”); (iii) a person located, organized or ordinarily resident in a Sanctioned Jurisdiction; or (iv) a person 50% or more, directly or indirectly, owned, or otherwise controlled, by one or more persons referenced in clause (i), (ii) or (iii) (collectively, “Sanctioned Persons”). No funds that Purchaser will use to pay the Purchase Price or any other payments under this Agreement are, to the best knowledge of Purchaser, derived from, for the benefit of, or on behalf of any Sanctioned Person, whether directly or indirectly, in whole or in part, or derived from any transaction with or action involving a Sanctioned Person such that the payments of the Purchase Price or any other payment under this Agreement may cause any party to this Agreement to violate applicable law.

(g) The operations of Purchaser have been conducted in material compliance with the rules and regulations administered or conducted by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the rules and regulations of the Foreign Corrupt Practices Act (“FCPA”) and the Anti-Money Laundering (“AML”) rules in the Bank Secrecy Act applicable to the Investor. The Investor has performed due diligence necessary to reasonably determine that its beneficial owners are not Sanctioned Persons and have not been found to be in violation or under suspicion of violating OFAC, FCPA or AML rules and regulations.

(h) Except for the representations and warranties in this Agreement, Purchaser acknowledges and agrees that no Seller nor any person on behalf of any Seller makes any other express or implied representation or warranty with respect to the Company or the Notes or with respect to any other information provided or made available to Purchaser in connection with this Agreement, and Sellers (and any person acting on behalf of any Seller) shall not have any liability to Purchaser resulting from Purchaser’s reliance on any such information. Purchaser specifically disclaims that it is relying on or has relied on any representations or warranties, other than those representations and warranties contained in this Agreement, that may have been made by any person, and acknowledges and agrees that Sellers have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

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ARTICLE III

MISCELLANEOUS

SECTION 3.1 Termination. This Agreement may be terminated by (a) Purchaser or Sellers, by written notice to the other, if the Closing has not been consummated on or before October 1, 2025, or (b) Purchaser or Sellers, by written notice to the other, if any governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, rule or regulation that permanently enjoins or otherwise makes illegal or prohibits the purchase and sale of the Shares as contemplated by this Agreement; provided, however, that, in each case, no such termination will affect the right of any party to sue for any breach by any other party (or parties).

SECTION 3.2 Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the matters herein addressed, and supersedes and cancels all prior or contemporaneous agreements or understandings, whether oral or written.

SECTION 3.3 Amendments and Waivers. This Agreement may not be modified or amended except by a writing duly executed and delivered by the parties. No waiver of any provision of this Agreement shall be effective against a party unless in a writing duly executed and delivered by such party. No waiver of any particular provision of this Agreement shall constitute a waiver of any other provision hereof. No waiver of any provision of this Agreement in respect of a particular event or circumstance shall constitute a waiver of the same provision in respect of any other event or circumstance.

SECTION 3.4 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment not permitted under this paragraph shall be null and void.

SECTION 3.5 Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

SECTION 3.6 Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term or provision.

SECTION 3.7 Survival. The representations, warranties and covenants set forth in this Agreement shall survive the Closing and the transfer of the Shares. This Article III shall survive the termination of this Agreement pursuant to Section 3.1

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SECTION 3.8 Governing Law: Submission to Jurisdiction. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York (without regard to principles of conflicts of law). Each party to this Agreement hereby expressly waives any right to trial by jury in any action or proceeding arising out of or in connection with this Agreement or any other agreement executed or delivered in connection herewith. All judicial proceedings brought against any party hereto with respect to this Agreement shall be brought exclusively in any state or federal court of competent jurisdiction in the State of New York, County of New York, and by execution and delivery of this Agreement, each party hereto accepts, for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. Each party hereto irrevocably waives any objection, including without limitation any objection of the laying of venue or based on the grounds of forum non conveniens, that it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Each party hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

SECTION 3.9 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 3.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf’ format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf’ signature page were an original thereof.

SECTION 3.11 Notices. All notices and other communications given or made pursuant to this Agreement will be in writing and will be deemed effectively given and delivered at the earliest of: (a) the time of transmission, if such notice or communication is delivered via email at or prior to 5:30 p.m. (New York City time) on a Business Day, (b) the next Business Day after the time of transmission, if such notice or communication is delivered via email on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (c) the second business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. In each case notice shall be sent to:

If to Purchaser, addressed to:

D&D Source of Life Holding Ltd.

26 Harbour Road, Wanchai

Rooms 3006-07, China Resources Building

HongKongK.3

Attn:	Shufen Deng
Email:	s.2023work@gmail.com

If to Sellers, addressed to:

c/o Whitebox Advisors LLC

3033 Excelsior Blvd, Suite 500

Minneapolis, MN 55416

Attn:	Jake Mercer
Keith Fischer
Andrew Thau
Email:	jmercer@whiteboxadvisors.com
kfischer@whiteboxadvisors.com
athau@whiteboxadvisors.com

or, in each case, to such other place and with such other copies as each party may designate as to itself by written notice to the others.

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IN WITNESS WHEREOF, this Purchase and Sale Agreement has been duly executed and delivered by each of the parties hereto as of the date first above written.

SELLERS:

Whitebox Multi-Strategy Partners, LP

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Managing Director

Whitebox Relative Value Partners, LP

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Managing Director

Pandora Select Partners, LP

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Managing Director

Whitebox GT Fund, LP

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Managing Director

PURCHASER:

D&D Source of Life Holding Ltd.

By:	/s/ Shufen Deng
Name:
Title:

[Signature Page to Purchase and Sale Agreement]

ExhibitA

to Purchase and Sale Agreement

Shares Purchased and Sold by Each Seller

Seller	Number of Shares	Purchase Price
Whitebox Multi-Strategy Partners, LP	148,916	$148,916
Whitebox Relative Value Partners, LP	82,477	$82,477
Pandora Select Partners, LP	13,747	$13,747
Whitebox GT Fund, LP	12,603	$12,603

A-1